                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                           June 5, 2000 (May 15, 2000)

                            TIAA REAL ESTATE ACCOUNT
             (Exact name of registrant as specified in its charter)


     New York                        33-92990,               Not Applicable
     (State or other            333-13477 and                (IRS Employer
     Jurisdiction of                 333-22809               Identification No.)
     incorporation)          (Commission File Nos.)

     c/o Teachers Insurance and Annuity
     Association of America
     730 Third Avenue
     New York, New York                                            10017-3206
     (Address of principal executive offices)                      (Zip Code)

Registrant's telephone number, including area code (212) 490-9000

ITEM 5.  OTHER EVENTS.

     On May 15, 2000, the TIAA Real Estate Account purchased a 12-story office building in the central business district of Washington, D.C. for a purchase price of approximately $140.5 million. The property is not subject to a mortgage.

     1801 K Street, N.W. was built in 1971 and has undergone extensive renovations over the past three years. It contains 561,686 net rentable square feet, and is currently 96% occupied by over twenty tenants. The three largest tenants are Arter & Hadden LLP (77,309 square feet), Bank of America (54,845 square feet) and Young & Rubicam (61,048 square feet). Rents average $32.50 per square foot, as compared with the average $38 per square foot rent for office space in Washington D.C.'s central business district. Although the terms vary under each lease, most of the expenses for operating the property are either borne or reimbursed by the tenants. The central business district submarket of Washington, D.C. contains 35.6 million square feet with an overall vacancy rate of 4.8%.

     As of the date of this report, the acquisition represented approximately 7.4% of the Account's total net assets and 9.5% of its real estate assets.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    TIAA REAL ESTATE ACCOUNT

                                    By:  TEACHERS INSURANCE AND ANNUITY
                                             ASSOCIATION OF AMERICA

Date: June 5, 2000                  By:      /s/ Peter C. Clapman
                                             --------------------------------
                                             Peter C. Clapman,
                                             Senior Vice President and
                                             Chief Counsel, Investments
                                             (Authorized Signatory)